EXHIBIT 10.11

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                        LICENSE & DISTRIBUTION AGREEMENT

THIS LICENSE & DISTRIBUTION AGREEMENT, effective as of last date of execution by the parties (the "Effective Date"), is entered into by and between Electronic Data Systems Corporation ("EDS"), EDS Information Services L.L.C. ("EIS"), a Delaware limited liability company and wholly-owned subsidiary of Electronic Data Systems Corporation, and 1525042 Ontario Ltd., incorporated in the Province of Ontario, Canada, operating as Logical Sequence, ("Company"). The Effective Date of this Agreement is April 29, 2003. The obligations of EDS set forth in this Agreement will be performed by EDS, itself and through its direct and indirect wholly-owned subsidiaries, including EIS. All references to EDS in this Agreement will be deemed to include all such affiliates, and EDS and Company may be referred to in this Agreement individually as a "party" and together as the "parties".

                                   Section One
                    Grant of License to Use DataCab Software

     1.1 License to Use DataCab Software. Company hereby grants to EDS a non-exclusive, irrevocable, perpetual, transferable, royalty-free, worldwide right and license to use, reproduce, display, modify, demonstrate, sell, license, sublicense, lease, distribute and transfer the source and object code versions of the DataCab Software for any purpose, including, but not limited to creating Derivative Works of the DataCab Software, embedding the DataCab Software or its Derivative Works into EDS software products, and sublicensing the DataCab Software or its Derivative Works to third parties. Except as provided in Section 11.5(e), Section one of this Agreement shall survive termination or expiration of this Agreement.

     1.2 DataCab Software Derivative Works. The parties intend and agree that all rights, including patents and copyrights, in any Derivative Work will be and remain with EDS and EDS will be the sole owner of all right, title and interest in and to each Derivative Work. Company hereby irrevocably transfers, assigns and conveys the exclusive copyright ownership of each Derivative Work to EDS free and clear of any liens, claims or other encumbrances, to the fullest extent permitted by law. Company hereby agrees to execute all documents and perform all acts reasonably requested by EDS in order to assist EDS in perfecting its rights in and to a Derivative Work and EDS will reimburse Company for any expenses reasonably incurred by Company in doing so. For purposes of this Agreement, the term "Derivative Work" will mean a work that is based on one or more preexisting works of the Datacab Software, Datacab Software source code or any written and electronic documentation regarding the Datacab Software and includes, but is not limited to, a revision, modification, translation, abridgement, condensation, expansion, or any other form in which such a preexisting work is recast, transformed, or adapted by EDS, in whole or in part, as a stand alone product, to be integrated with EDS software to produce a new EDS product or enhance an existing EDS product.

     1.3 Support Services for DataCab Software. During the term of this Agreement, Company will provide EDS with all modifications, new releases, upgrades, updates, enhancements, error corrections, and patches that Company or its employees or contractors develop, create or prepare for the DataCab Software. For a period of six (6) months from the Effective Date of this Agreement (the "DataCab Maintenance Period"), Company will provide EDS with such telephone support services regarding the use installation, use and maintenance of the DataCab Software as EDS may request from time to time. Upon termination of the DataCab Maintenance Period, Company will provide EDS with such additional DataCab Software support services as it may request from time to time at the rates set out in Schedule E attached hereto.
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     1.4 Delivery of DataCab Software to EDS. Within five (5) days of the
Effective Date of this Agreement, Company will deliver the source code and object code version of the DataCab Software to EDS (including, but not limited to, all written and electronic documentation for the DataCab Software including, but not limited to, design documents, specifications, installation guides and comments regarding the source code). Company will also deliver to EDS each subsequent DataCab Software version, release, update, upgrade, revision and enhancement (and all associated documentation).

     1.5 Third Party Software. To the extent that any third party software or documentation is embedded in the DataCab Software, Company will obtain and provide for EDS a perpetual, royalty-free, nontransferable, nonexclusive, worldwide license to use such software or documentation as part of the DataCab Software, or such other license as EDS and Company agree in writing.

                                   Section Two
                  Grant of Licenses to Distribute TIM Software

     2.1 Definitions. For purposes of this Agreement, the following terms will have the meanings set out below:

          (a) Automotive OEM. The term "Automotive OEM" means any manufacturer of motor vehicles or motor vehicle parts and accessories.

          (b) Automotive Retail Group. The term "Automotive Retail Group" means those EDS employees dedicated to the EDS business unit located in Troy, Michigan which sells DMS Software Products to automobile dealers.

          (c) TIM Software. The term "TIM Software" means the software applications identified on Schedule B.

          (d) Americas. The term "Americas" means all the countries located in North America, South America, and Central America (including the Caribbean countries but not including Cuba).

          (e) Automotive Retail Market. The term "Automotive Retail Market" means (a) any entity or person which manufactures, sells, services or leases (i) new or used automobiles (including light duty trucks, motorcycles, heavy equipment and machinery, or agricultural implements, equipment and machinery) or (ii) new or used automobile parts, and accessories, and (b) any garage or service center which services automobiles, light duty trucks, motorcycles, heavy equipment and machinery, or agricultural implements, equipment and machinery).

          (f) Converted Customer. The term "Converted Customer" means a TIM Software licensee, identified on Schedule F to this Agreement, who executes the Company Terms & Conditions.

          (g) DMS Content. The term "DMS Content" means all third party content and data to be used by EDS Customers in conjunction with the TIM Software including, but not limited to, OEM data (e.g. parts masters, LTGs, etc.) and other supporting data (e.g. VIN decoding, financial tables, etc.). Company will deliver all DMS content to EDS in a format compatible with the TIM Software.
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          (h) DMS Software Product. The term "DMS Software Product" means computer software applications specifically designed to record, manage and facilitate the essential administrative processes unique to automotive dealerships (i.e. the accounting, sales, service and parts processes).

          (i) EDS Customer. The term "EDS Customer" means (i) any person in the Automotive Retail Market to whom EDS has sold a TIM Software license after the Effective Date of this Agreement and (ii) a Converted Customer.

          (j) iTIM Software. The term "iTIM Software" means the TIM Software application which contains the features and functionality described in Schedule B-1.

          (k) iTIM Software Hosted Services. The term "iTIM Software Hosted Services" means the functionality or web services which are made available to an end-user or client when the iTIM Software is hosted by EDS or a third party on servers at an EDS or third party data center.

          (l) Non-Competition Period. The term "Non-Competition Period" means the earlier of: (i) the last day on which the Agreement remains in effect in accordance with the termination provisions of Section 11.2 of this Agreement; (ii) the date on which either party provides written notice of termination to the other party pursuant to Section 11.3 or Section 11.4 of the Agreement; or (iii) the date on which EDS provides Company or the escrow agent with written notice in accordance with the software escrow agreement and Section 11.6 of this Agreement.

     2.2 Grant of Licenses to EDS.

          (a) Exclusive License to Distribute TIM Software in Americas. Upon the terms set forth in this Agreement, Company grants to EDS an exclusive license to: (a) display, demonstrate, market, and distribute the TIM Software and the DMS Content to the Automotive Retail Market in the Americas and to allow EDS affiliates and sub-distributors to do the same;
     (b) to copy the TIM Software and the DMS Content for purposes of marketing, distributing and supporting the use of the TIM Software and DMS Content and to authorize EDS affiliates and sub-distributors to do the same; and (c) to provide training and support services for the TIM Software to EDS Customers to the Automotive Retail Market in the Americas.

          (b) Non-Exclusive License to Distribute TIM Software Outside Americas. Upon the terms set forth in this Agreement, Company grants to EDS a non-exclusive license to: (a) display, demonstrate, market, and distribute the TIM Software and the DMS Content to the Automotive Retail Market outside the Americas and to allow EDS affiliates and sub-distributors to do the same; (b) to copy the TIM Software and the DMS Content for purposes of marketing, distributing and supporting the use of the TIM Software and the DMS Content to the Automotive Retail Market outside the Americas and to authorize EDS affiliates and sub-distributors to do the same; and (c) to provide training and support services for the TIM Software to the Automotive Retail Market outside of the Americas.

          (c) License to Use Company Trademarks. Company grants to EDS, and EDS accepts from Company, a nonexclusive, worldwide royalty-free license to use Company's trade names, trademarks and service marks in connection with the marketing and distribution of the TIM Software and to authorize EDS affiliates and sub-distributors to do the same.

     2.3 Delivery of TIM Software to EDS. Except as provided in Section 5 of this Agreement, Company will deliver to EDS the object code versions of the TIM Software (including, but not limited to, all written and electronic documentation for the TIM Software) within five (5) days after the Effective Date. Company will provide EDS with all major releases of the TIM Software at least thirty (30) days prior to the first commercial release of such products by Company.
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     2.4 DMS Content. Company will have sole responsibility for licensing, obtaining and managing all DMS Content for the TIM Software.

     2.5 TIM Software Certifications. Company will have sole responsibility for obtaining and maintaining all standard certifications or endorsements for the TIM Software which are offered, recommended or required by automobile manufacturers for the sale, licensing or distribution of software to the dealers of each such automobile manufacturer. All software developed by Company to meet OEM certification requirements will be packaged or bundled by Company with OEM data (e.g. parts masters, LTG's, etc) and referred to as a "Factory Pack" for distribution to EDS Customers in accordance with the terms of this Agreement.

     2.6 Licensing of TIM Software to EDS Customers. EDS will require all EDS Customers to execute Company's standard terms and conditions, substantially in the form set out in Schedule C (the "Company Terms & Conditions"). In the event that any prospective customer desires to negotiate the Company Terms & Conditions, EDS will refer such prospective customer to Company.

     2.7 Right of First Refusal. Company grants EDS a Right of First Refusal to distribute, on an exclusive basis, all other products to be made commercially available by Company to the Automotive Retail Market in the Americas. The term "Right of First Refusal" means: (a) Company will provide EDS with written notice of its intent to market, license or release a product or in the Americas; (b) EDS will have sixty days from its receipt of the written notice describing the new Company product or service to elect to market, license, and sell the product or service pursuant to the terms of this Agreement; and (c) during such sixty day period, Company will provide such information as EDS reasonably requests regarding the new product or service (including, but not limited to, information related to product functionality, architecture, pricing, distribution or packaging). In the event that EDS elects not to distribute any Company product or service offered to it by Company, Company may appoint a third party to distribute the Company product or service without compensating EDS and without breach of this Agreement.

     2.8 Competing Products. (a) Except as provided in Section 2.8(b) below, EDS' Automotive Retail Group will not during the Non-Competition Period, directly or indirectly, sell, distribute or deliver any DMS Software Product to the Automotive Retail Market in Canada or Mexico that directly competes with the TIM Software suite. (b) Notwithstanding anything contained in Section 2.8(a), Company acknowledges and agrees that this Section 2.8 is not intended to prohibit EDS' Automotive Retail Group from: (i) providing integration, implementation or other services for any DMS Software Products; (ii) selling, distributing, delivering, licensing or supporting any DMS Software Product, which was developed by EDS prior to the Effective Date of this Agreement, or
(iii) developing a new DMS Software Product for an Automotive OEM and selling, distributing, delivering, licensing or providing support for the new DMS Software Product to the Automotive OEM and its affiliates and dealers upon the written request of the Automotive OEM that EDS' Automotive Retail Group do so.

                                  Section Three
                             Relationship Management

     3.1 Relationship Managers. Each party will assign one employee to coordinate the tasks to be undertaken pursuant to this Agreement and the Transition Plan. The relationship managers will meet regularly to discuss operational status, future plans, and problem resolution. The relationship managers will also meet at least once every six months to review, discuss and update their respective product and marketing plans.

     3.2 TIM Software Product Plan. Company will prepare an annual detailed product portfolio plan to include such topics as plans for new versions and enhancements, software release schedules, and manufacture support plans for review by EDS. Company will provide a forum in which EDS can provide input into product plans.

     3.3 EDS Sales & Marketing Plan. EDS will prepare an annual marketing and sales plan for review by Company. The sales and marketing plan will include, but will not be limited to, a description of the manner in which EDS will utilize the Company's trademarks in marketing the TIM Software and sales projections for the next calendar year; provided, however, the parties acknowledge and agree that any such sales projections are not intended to impose contractual obligations or requirements on EDS . The initial sales projections to be included in the first EDS sales and marketing plan are set out in Schedule G. Company may provide EDS with reasonable assistance in implementing the EDS marketing plan including, but not limited to, providing subject matter experts at trade shows in which EDS participates (e.g. NADA).

     3.4 TIM Product Materials. Company will provide EDS with reasonable quantities of existing marketing materials for TIM Software as well as access to all online and hard copy training materials, at no cost to EDS.

     3.5 Transition Period & Transition Plan. The parties agree to implement the transition plan set out in Schedule H (the "Transition Plan") which shall provide (or shall be deemed to provide) the following:

          (a) Company will require existing EDS Customers of the TIM Software, identified in Schedule F, to execute the Company Terms & Conditions in accordance with the following milestones (the "Converted Customer Milestones"): (i) at least thirty percent (30%) of the licensed users of TIM Software identified by customer in Schedule F shall have executed the Company Terms & Conditions within sixty (60) days of the Effective Date of this Agreement; (ii) at least sixty percent (60%) of the licensed users of TIM Software identified by customer in Schedule F shall have executed the Company Terms & Conditions within four (4) months of the Effective Date of this Agreement; and (iii) at least ninety percent (90%) of the licensed users of TIM Software identified by customer in Schedule F shall have executed the Company Terms & Conditions within five (5) months from the Effective Date of this Agreement.

          (b) EDS will commence distributing the TIM Software to Converted Customers, providing support services to Converted Customers, billing and collecting all fees owed by Converted Customers, all in accordance with the terms of this Agreement.

          (c) Notwithstanding anything in this Agreement, EDS will have no responsibility to distribute, service or support any existing licensee of the TIM Software unless such licensee of the TIM Software has executed the Company Terms and Conditions.

          (d) In the event of a conflict between the Transition Plan and the terms of this Section 3.5, the terms contained in this Section 3.5 shall supercede and govern.

     3.6 Preferred Provider. In the event that EDS ARG elects to retain a third party to provide software development services related to the development of a DMS Software Product for licensing and distribution to automobile dealers in Canada or Mexico, EDS will: (a) provide Company with prior notice of EDS' intent to retain a third party to provide such software development services; (b) provide Company with such information as Company may reasonably request regarding the software development services to be retained by EDS; and (c) provide Company with a reasonable opportunity to submit a bid or proposal for Company to provide such software development services.

     3.7 Ford Motor Company. Company represents that Ford Motor Company ("Ford") was previously authorized to distribute and support certain TIM DMS software components to the Ford dealers identified in Schedule J (the "Company Ford Dealers"). Notwithstanding anything contained in this Agreement, the parties acknowledge and agree: (a) EDS shall have no obligation under this Agreement to distribute TIM Software or provide services or support of any kind to any Ford dealer (including, but not limited to, the Company Ford Dealers) except those Ford dealers which are or become EDS Customers pursuant to Section 2.1(c) of this Agreement.; (b) in the event that Ford requests Company to provide Ford with Level 3 Support Services (as that term is defined in Schedule D), Company may do so and may retain all fees paid by Ford to Company for such Level 3 Support Services; and (c) in the event Ford requests Company to provide Level 1 Support Services or Level 2 Support Services (as those terms are defined in Schedule D) or Ford or the Company Ford Dealers request additional licenses of any TIM Software product or component, Company and EDS agree to cooperate in the development and presentation of a joint proposal for the delivery of the software or services to Ford dealers in a manner consistent with the terms and conditions contained in this Agreement.

                                  Section Four
                        Support Services for TIM Software

     4.1 EDS Support Services to EDS Customers. EDS will provide the support services identified in Schedule D to EDS Customers; provided, however, EDS will have no obligation to provide support services to any EDS Customer who has not paid all fees owed to EDS or its affiliates and distributors.

     4.2 Company Support Services to EDS. Company will provide the support services identified in Schedule D to EDS.

     4.3 Discontinuance of TIM Software. Company will provide EDS with at least ninety (90) days prior written notice of its intent to discontinue any TIM Software application or to make a material change to the TIM Software.

                                  Section Five
              Development, Hosting & Distribution of iTIM Software

     5.1 Development iTIM Software. Company agrees: (a) Company will begin development of the iTIM Software, no later than the Effective Date, in accordance with the specifications set out in Schedule B-1; (b) Company will meet with EDS at least once each calendar month to review the development of the iTIM Software; (c) Company will immediately notify EDS in the event that there are material delays in the development of the iTIM Software; (d) Company will deliver a pre-release version of the iTIM Software with ten (10) days of the Effective Date of this Agreement and at least once each month thereafter; (e) Company will deliver a Production Version of the iTIM Software to EDS no later than twelve (12) months from the Effective Date; (f) Company will complete work on the Commercial Version of the iTIM Software no later than fifteen (15) months from the Effective Date; (g) Company acknowledges and agrees that time is of the essence in the delivery of the Commercial Version of the iTIM Software to EDS; and (h) notwithstanding anything contained in this Agreement, EDS may terminate this Agreement pursuant to Section11.2 in the event that Company fails to deliver the Commercial Version of the iTIM Software to EDSin accordance with the date set out above. For purposes of this Agreement, the tem "Production Version" shall mean a version of the iTIM Software which is ready for installation and implementation by end-users in a production environment for trial, testing and evaluation purposes. For purposes of this Agreement, the term "Commercial Version" means the final version of the iTIM Software which is ready for installation and implementation by end-users in a production environment.
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     5.2 Hosting of iTIM Software. Company and EDS agree: (a) EDS will have the exclusive right, pursuant to Section 2.2(a) of this Agreement, to host the iTIM Software, and to license the iTIM Software to third parties, for purposes of making iTIM Software Hosted Services available to the Automotive Retail Market in the Americas; and (b) EDS will have a non-exclusive right, pursuant to
Section 2.2(b) of this Agreement, to host the iTIM Software, and to license the iTIM Software to third parties, for purposes of making iTIM Software Hosted Services available to dealers and other end-users outside of the Automotive Retail Market in the Americas.

     5.3 Fees. EDS will establish the list prices for the iTIM Software Hosted Services and iTIM Software by the Automotive Retail Market in the Americas. EDS will pay Company the fees set out in the iTIM Software Sales & Marketing Plan, established by Company and EDS pursuant to Section 5.4, for each licensed user of the iTIM Software Hosted Services which EDS sells in accordance with the terms of this Agreement.

     5.4 iTIM Software Product & Marketing Plans. In addition to the annual Software Product Plan required by Section 3.2, Company shall prepare an iTIM Software Product Plan for the iTIM Software which includes a detailed description of the functionality to be included in the Commercial Version of the iTIM Software. Company will deliver the iTIM Software Product Plan to EDS for review and approval no later than twelve (12) months from the Effective Date. In addition to the annual Sales & Marketing Plan required by Section 3.3, EDS shall prepare an iTIM Software Sales & Marketing Plan which includes a detailed description of (a) the manner in which the iTIM Software will be hosted, (b) an analysis of the cost associated with the hosting of the iTIM Software; (c) the manner in which iTIM Software Hosted Services will be marketed and sold to automobile dealers in the Automotive Retail Market in the Americas; and (d) the manner in which the iTIM Software will be licensed and distributed to automobile manufacturers and other third parties for hosting and use by such licensees.

                                   Section Six
                              Fees Paid to Company

     6.1 Payment of Fees. EDS will pay Company the fees set out in Schedule E. Notwithstanding anything contained in this Agreement, no fees will be owed by EDS as a result of the following: (i) use of the TIM Software by EDS, or its affiliates and distributors in support of their marketing efforts (including, but not limited to, demonstration, evaluation, benchmark, instruction and training) and (ii) use of the TIM Software by EDS Customers for evaluation purposes (not to exceed sixty days).

     6.2 Enterprise EDS Customers. EDS and Company agree to negotiate in good faith for special price quotations, and lower fees for specific large volume business situations and strategic circumstances during the term of this Agreement, on a case by case basis. Company will not unreasonably withhold or delay its consent for such special price quotations or lower fees.

     6.3 Taxes. EDS will bear all sales and value added taxes, levies, withholding taxes and duties whether imposed by local city, county state, provincial or federal agencies resulting from the performance of its obligations herein, unless specifically provided otherwise in this Agreement including but not limited to providing TIM Software to EDS Customers. Company will bear all sales and value added taxes, levies, withholding taxes and duties whether imposed by local city, county state, provincial or federal agencies resulting from the performance of its obligations herein, unless specifically provided otherwise in this Agreement including but not limited to providing the TIM Software to EDS. Company agrees to reasonably cooperate with EDS in the audit or minimization of any applicable tax and will make available to EDS, and any taxing authority, all information, records, or documents relating to any audits or assessments attributable to or resulting from the payment process under this Agreement, and the filing of any tax returns or the contesting of any tax. If EDS or an affiliate of EDS is required by law to make any deduction or to withhold from any sum payable hereunder, then the sum payable by EDS or such affiliate of EDS upon which the deduction is based will be paid to Company net of such deduction or withholding. EDS or such affiliate of EDS will pay the applicable tax authorities any such required deduction or withholding.

                                  Section Seven
                          Representations & Warranties

     7.1 Company Representations & Warranties. Company represents and warrants:

          (a) The DataCab Software, the TIM Software, and the DMS Content (the "Licensed Materials") will perform in all material respects according to their documentation and are free from material errors, malfunctions and defects.

          (b) Company has not and will not enter into agreements or commitments which conflict with the rights granted to EDS in this Agreement.

          (c) Company is either the owner or the exclusive licensee of the DataCab Software and the TIM Software, such rights extend for a period of time at least as long as the licenses granted under this Agreement, and Company will provide a copy of the fully executed agreement(s) evidencing Company's ownership of or exclusive license to the DataCab Software and the TIM Software within ten (10) days after the execution of this Agreement.

          (d) Company has the unrestricted right to grant licenses of the scope granted under this Agreement.

          (e) The Licensed Materials will not contain preprogrammed preventative routines or similar devices which prevent EDS from exercising the rights set forth in this Agreement.

          (f) Schedule E contains a list of all licensees of the TIM Software as of the Effective Date of this Agreement.

     7.2 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET OUT IN THIS SECTION 7, NEITHER PARTY MAKES ANY WARRANTIES, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                  Section Eight
                                 Indemnification

     8.1 Indemnification of EDS. Company agrees to defend EDS against any third party action to the extent that such action is based upon (a) a claim that the Licensed Materials or the Company's Confidential Information or any part thereof, infringes a patent, copyright or trademark of a third party or constitutes an unlawful disclosure, use or misappropriation of another party's trade secret or (b) any claim arising from or related to the breach of Company's terms and conditions executed by a licensee of the TIM Software. Company will bear the expense of such defense and pay any damages and attorneys' fees that are attributable to such claim finally awarded by a court of competent jurisdiction.

     8.2 Exclusions. Company will have no liability to EDS hereunder if: (a) the claim of infringement is based upon the use of software provided by Company hereunder in a manner for which the software was not designed, (b) EDS modifies any software provided by the indemnitor hereunder and such infringement would not have occurred but for such modification, or uses the software in the practice of a patented process and there would be no infringement in the absence of such practice or (c) the claim of infringement arises out of Company's compliance with specifications provided by EDS and such infringement would not have occurred but for such compliance.

     8.3 Alternative Remedy. If Company Intellectual Property becomes the subject of a claim under this Section 8, or in the indemnitor's opinion is likely to become the subject of such a claim, then, in addition to defending the claim and paying any damages and attorneys' fees as required above in this Section, the indemnitor may, at its option and in its sole discretion: (a) replace or modify the Company Intellectual Property to make it non-infringing or cure any claimed misuse of another's trade secret; or (b) procure for EDS the right to continue using Company Intellectual Property pursuant to this Agreement. Any costs associated with implementing either of the above alternatives will be borne by Company.

     8.4 Procedures. The indemnification obligations set forth in this Section will not apply unless the party claiming indemnification: (a) notifies the other promptly in writing of any matters in respect of which the indemnity may apply and of which the notifying party has knowledge in order to allow the indemnitor the opportunity to investigate and defend the matter; provided, however, that the failure to so notify will only relieve the indemnitor of its obligations under this Section if and to the extent that the indemnitor is prejudiced thereby; and (b) gives the other party full opportunity to control the response thereto and the defense thereof, including any agreement relating to the settlement thereof; provided, however, that the indemnitee will have the right to participate in any legal proceeding to contest and defend a claim for indemnification involving a third party and to be represented by legal counsel of its choosing, all at the indemnitee's cost and expense. However, if the indemnitor fails to promptly assume the defense of the claim, the party entitled to indemnification may assume the defense at the indemnitor's cost and expense. The indemnitor will not be responsible for any settlement or compromise made without its consent, unless the indemnitee has tendered notice and the indemnitor has then refused to assume and defend the claim and it is later determined that the indemnitor was liable to assume and defend the claim. The indemnitee agrees to cooperate in good faith with the indemnitor at the request and expense of the indemnitor. This Section will survive termination of expiration of this Agreement for any reason.

                                  Section Nine
                       Limitation of Liability & Insurance

     9.1 Consequential Damages. Except as provided in Section8, neither party will be liable for loss of income, profit or savings or indirect, incidental, consequential, exemplary, punitive or special damages of any party, including third parties, even if advised of the possibility of such damages in advance, and all such damages are expressly disclaimed.

     9.2 Limitation on Liability. EDS' aggregate liability with respect to claims arising under, in connection with, or in any way relating to this Agreement and under any theory of liability, whether in contract or in tort to the extent permitted by applicable law, shall not exceed the total amount of payments made to EDS hereunder over the four month period immediately preceding the event giving rise to such claim.

     9.3 Limitation on Actions. Except as provided in Section 8, no cause of action which arose out of an event or events which occurred more than two years prior to the filing of a suit alleging a claim or cause of action may be asserted by either party against the other.

     9.4 Insurance. During the term of this Agreement, each party will maintain at its own expense, in addition to all legally required insurance, policies of insurance in such amounts and on such other terms and conditions as it reasonably determines are necessary with regard to its business, provided that the amounts and other terms and conditions of such policies must be at least equivalent to policies appropriate for and typically maintained by other companies of comparable size engaged in similar business activities. Each party will provide, upon request, proof of its insurance coverage (such as a certificate of insurance executed by an authorized representative of the party).

     9.5 Survival. Section 9 of this Agreement will survive the termination or expiration of this Agreement for any reason.

                                   Section Ten
                                 Confidentiality

     10.1 Scope of Obligation. EDS and Company hereby agree: (a) to hold Confidential Information of the other in strict confidence and not to make it available to any third party except as is necessary for the proper performance of their obligations or in accordance with their rights under this Agreement;
(b) to impose confidentiality restrictions upon the parties to whom any Confidential Information is disclosed; and (c) to take at least the same precautions to protect the Confidential Information of the other party as it takes for its own confidential and proprietary information of like importance, but in no event less than reasonable precautions. For purposes of this Agreement, "Confidential Information" shall mean any information, software or technical data provided by either party to the other which is identified as Confidential Information at the time of disclosure or, if disclosed orally, is designated in writing as Confidential Information within thirty (30) days of the oral disclosure, or as identified under the terms and conditions of this Agreement.

     10.2 Exceptions. The foregoing will not prevent either party from disclosing information: (a) that belongs to such party or is already known by the recipient party without an obligation of confidentiality other than under this Agreement; (b) is publicly known or becomes publicly known through no unauthorized act of the recipient party; (c) is rightfully received from a third party; (d) is independently developed without use of the other party's confidential information or (e) is disclosed without similar restrictions to a third party by the party owning the confidential information. If confidential information is required to be disclosed pursuant to a requirement of a governmental authority, such confidential information may be disclosed pursuant to such requirement so long as the party required to disclose the confidential information, to the extent possible, provides the other party with timely prior notice of such requirement and coordinates with such other party in an effort to limit the nature and scope of such required disclosure. The provisions of this
Section 10 will survive the expiration or termination of this Agreement for any reason. Company understands that EDS is in the business of marketing software and that EDS develops, licenses and acquires software for its own use and to market to third parties. Except as expressly provided in Section 2.8 of this Agreement, Company agrees that entering into this Agreement will not preclude EDS from developing, licensing, acquiring or marketing other software with functionalities similar to the TIM Software.

     10.3 Media Releases. Except for any announcement intended solely for internal distribution by Company or any disclosure required by legal, accounting, or regulatory requirements beyond the reasonable control of Company, all media releases, public announcements, or public disclosures (including, but not limited to, promotional or marketing material) by Company or its employees or agents relating to this Agreement or its subject matter, or including the name, trade name, trade mark, or symbol of EDS or any affiliate of EDS, will be coordinated with and approved in writing by EDS prior to the release thereof. Company will not represent directly or indirectly that any product or service provided by Company to EDS has been approved or endorsed by EDS or use the name, trade name, trade mark, or symbol of EDS or any affiliate of EDS without EDS' express written consent.

                                 Section Eleven
                               Term & Termination

     11.1 Term. This Agreement will continue in force for an initial term of five (5) years following the Effective Date unless terminated earlier in accordance with this Section 11. After the initial term, this Agreement will be automatically renewed for additional and successive terms of one year unless terminated by either party by written notice given at least ninety (90) days prior to the end of the initial term or any renewal term.

     11.2 Termination for Breach. If either party materially defaults in the performance of any of its duties or obligations under this Agreement (including, but not limited to failure to deliver the commercial version of the iTIM Software to EDS in accordance with Section 5.1 of this Agreement) and fails to cure such default within 30 days after written notice thereof, the other party may, by giving written notice thereof, terminate this Agreement effective immediately. For purposes of this Agreement, the term "material default" shall include, but is not limited to, Company's failure to meet the Converted Customer Milestones set out in Section 3.5(a) of this Agreement and Company's breach of
Section 7.1(c).

     11.3 Termination for Insolvency or Bankruptcy. Either party may immediately terminate this Agreement by giving written notice to the other party in the event of (i) the liquidation or insolvency of the other party, (ii) the appointment of a receiver or similar officer for the other party, (iii) an assignment by the other party for the benefit of all or substantially all of its creditors, (iv) entry by the other party into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, or
(v) the filing of a meritorious petition in bankruptcy by or against the other party under any bankruptcy or debtors' law for its relief or reorganization.

     11.4 Termination for Convenience. Either party may terminate this Agreement for any reason by giving one hundred eighty days prior written notice to the other party.

     11.5 Consequences of Termination.

     (a) Except as provided in Section 11.5(e), termination or expiration of this Agreement will not affect the rights of any licensee of the Licensed Materials or any right of EDS to use the DataCAB Software in accordance with
Section 1 of this Agreement or to use the source code for the TIM Software in accordance with Section11.6.

     (b) Upon termination or expiration of this Agreement for any reason by either party, EDS, affiliates and distributors will cease marketing, distributing and supporting the TIM Software and Company will have sole and exclusive responsibility for providing support services to EDS Customers after the date of termination.

     (c) In the event this Agreement is terminated for any reason, Company agrees to pay EDS an amount equal to the following: (i) Six Hundred Thousand Canadian Dollars ($600,000 Canadian) if notice of termination is provided to either party prior to April 1, 2004; (ii) Four Hundred Thousand Canadian Dollars ($400,000 Canadian) if notice of termination is provided to either party after April 1, 2004 but prior to the Commercial Version Review Date; and (iii) Two Hundred Thousand Canadian Dollars ($200,000 Canadian) if notice of termination is provided to either party after the Commercial Version Review Date but prior to April 1, 2005.The term "Commercial Version Review Date" means the date which is sixty (60) days after Company's delivery of the iTIM Software to EDS pursuant to Section 5.1(f) of the Agreement. Company will pay any amount owed to EDS pursuant to this Section 11(c) within six (6) months from the date on which Company received or issue a notice of termination pursuant to Section 11.(d) The expiration or termination of this Agreement for any reason will not release either party from any liabilities or obligations set forth herein which (i) the parties have expressly agreed will survive any such expiration or termination or
(ii) remain to be performed or by their nature would be intended to be applicable following any such expiration or termination This Section 11 will survive termination or expiration of this Agreement for any reason.

     (e) In the event that this Agreement is terminated for any reason during the period one year after the Effective Date, all rights granted to EDS pursuant
Section 1 of this Agreement shall terminate EDS will discontinue use of the DataCab Software and EDS will return the DataCab Software and related documentation to Company.

     11.6 Source Code Escrow. The source code for the TIM Software, including the latest Updates to TIM Software, will from time to time be placed in escrow by Company with provisions authorizing release to EDS if Company: (a) should cease to provide maintenance or support to EDS for the TIM Software for any reason; (b) should cease business operations generally or transfer all or substantially all of its assets or obligations set forth in this Agreement to a third party which has not assumed all of the obligations of Company; (c) should make or suffer to be made an assignment for the benefit of its creditors, or file a voluntary petition in bankruptcy; (d) should seek or consent to or acquiesce in the appointment of a receiver for liquidation; (e) Company or a majority of its stockholders takes any action looking into dissolution or liquidation of Company, unless such action is solely for the purpose of business re-organization and/or amalgamation; or (f) Company fails to pay EDS any amount owed to EDS pursuant to Section 11.5(c) of the Agreement. Company will ensure that an up updated version of the TIM Software is placed in escrow at least once every six (6) months. EDS will have the non-exclusive, royalty-free right and license to use the source code to sublicense the TIM Software in accordance with
Section 2.2 of the Agreement and to modify, display, duplicate, and maintain the TIM Software and create derivative works of the TIM Software for purposes of sublicensing the TIM Software in accordance with Section 2.2 of the Agreement; provided, however, that Company (or its successors in interest) or its licensors shall retain sole ownership of the TIM Software and all related intellectual property rights.

                                 Section Twelve
                               Dispute Resolution

     12.1 Dispute Escalation. In the event of any dispute, controversy or claim of any kind or nature arising under or in connection with this Agreement (including disputes as to the creation, validity, interpretation, breach or termination of this Agreement) (a "Dispute"), then upon the written request of either party, each of the parties will appoint a designated senior business executive whose task it will be to meet for the purpose of endeavoring to resolve the Dispute. The designated executives will meet as often as the parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with its resolution. Such executives will discuss the Dispute and will negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding relating thereto. The specific format for such discussions will be left to the discretion of the designated executives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. No formal proceedings for the resolution of the Dispute under Section 12.2 or 12.3 may be commenced until the earlier to occur of (a) a good faith mutual conclusion by the designated executives that amicable resolution through continued negotiation of the matter in issue does not appear likely or (b) the 30th day after the initial request to negotiate the Dispute.

     12.2 Mediation. Any dispute, controversy or claim arising under, out of, in connection with or in relation to this Agreement, or the breach, termination, validity or enforceability of any provision hereof (a "Dispute"), if not resolved informally through negotiation between the parties, will be submitted to non-binding mediation. The parties will mutually determine who the mediator will be from a list of mediators obtained from the American Arbitration Association office located in the city determined as set forth below in this Section (the "AAA").

     12.3 Arbitration. If the parties are unable to agree on the mediator, the mediator will be selected by the AAA. If any Dispute is not resolved through mediation, it will be resolved by final and binding arbitration conducted in accordance with and subject to the Commercial Arbitration Rules of the AAA then applicable. One arbitrator will be selected by the parties' mutual agreement or, failing that, by the AAA, and the arbitrator will allow such discovery as is appropriate, consistent with the purposes of arbitration in accomplishing fair, speedy and cost effective resolution of disputes. The arbitrator will reference the rules of evidence of the Federal Rules of Civil Procedure then in effect in setting the scope of discovery, except that no requests for admissions will be permitted and interrogatories will be limited to identifying (a) persons with knowledge of relevant facts and (b) expert witnesses and their opinions and the bases therefore. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof. Any negotiation, mediation or arbitration conducted pursuant to this Section will take place in Plano, Texas, if initiated by Company, and in Toronto, Canada, if initiated by EDS, and each party will bear its own costs and expenses with respect to any such negotiation, mediation or arbitration, including one-half of the fees and expenses of the mediator or arbitrator, if applicable. Other than those matters involving injunctive relief or any action necessary to enforce the award of the arbitrator, the parties agree that the provisions of this Section are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any Dispute. Nothing in this Section prevents the parties from exercising their right to terminate this Agreement in accordance with Section 9. Section 12 will survive termination or expiration of this Agreement for any reason.

                                Section Thirteen
                                     General

     13.1 Governing Law. This Agreement will be governed by and construed in accordance with the substantive laws of the State of Michigan, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction. THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL NOT BE GOVERNED BY THE PROVISIONS OF THE 1980 UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS.

     13.2 Waiver. The failure of either party to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of such provision, nor in any way affect the validity of this Agreement or any part thereof, or the right of the other party thereafter to enforce each and every provision.

     13.3 Notices. All notices required by or relating to this Agreement will be in writing and will be sent to the respective party at its address set forth below, or to such other address as either party may specify by written notice to the other:

         To EDS:           President
                           Automotive Retail Group (ARG)
                           Electronic Data Systems Corporation
                           700 Tower Drive, Office 721
                           Troy, MI  48098

         To Company:       Chief Executive Officer
                           1525042 Ontario Ltd.
                           P.O. Box 44174
                           Bedford, Nova Scotia
                           Canada  B4A-3Z8

     13.4 Severability. If any provision of this Agreement is invalid under any applicable statute or rule of law, such provision will be deemed to be deleted and the remainder of this Agreement will continue to be binding upon the parties hereto.

     13.5 Independent Contractors. The parties are independent contractors, and this Agreement will not be construed as constituting either party as partner, joint venturer or fiduciary of the other, as creating any other form of legal association that would impose liability on one party for the act or failure to act of the other or as providing either party with the right, power or authority (express or implied) to create any duty or obligation of the other. Except as otherwise expressly provided in this Agreement, each party has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed all work to be performed by it pursuant to this Agreement. To the extent that any term or condition of this Agreement might otherwise be deemed to create any such relationship the parties agree that the terms of this Agreement will be deemed to have been amended, modified or deleted to the extent necessary to exclude any such interpretation.

     13.6 Headings. The descriptive headings are inserted for reference only and do not limit, expand or otherwise affect the meaning or construction of the language of this Agreement.

     13.7 Entire Agreement. This Agreement and the Schedules hereto constitute the entire agreement between the parties and will supersede all proposals or prior Agreements, oral or written and all other communications between the parties relating to the subject matter of this Agreement including, but not limited to, any nondisclosure agreements between the parties. This Agreement may not be varied other than in writing, executed by the duly authorized representatives of both parties.

     13.8 Force Majeure. Neither party will be liable for any delay in or failure to perform any of its obligations under this Agreement if due to any cause or condition beyond their reasonable control, whether foreseeable or not.

     13.9 Solicitation of Employees. Company, including its principals, and any parent, subsidiary, or affiliated companies, jointly and severally agree that during the term of this Agreement, or within one year following the termination thereof, it will not hire any of EDS' employees.

     13.10 Compliance with Law. EDS and Company will comply with all laws, rules and regulations in all jurisdictions applicable to this Agreement, including but not limited to those governing the export or import of computer equipment, software or technical data. Notwithstanding anything contained in this Agreement, EDS will have no obligation to distribute the Licensed Materials to any person or to any country in a manner which is inconsistent with U.S. export laws or regulations.

         13.11 Assignment. This Agreement will be binding on the parties and their respective successors in interest and assigns, but neither party will have the power to assign this Agreement (including, but not limited to, assignment by operation of law) without the prior written consent of the other party which will not be unreasonably withheld; provided, however, nothing in this Agreement shall limit or prohibit EDS from delegating any right or obligation to a subsidiary, assigning this Agreement (in whole or in part) to a subsidiary, or from the assignment of the agreement as part of transfer or sale of all or substantially all of EDS ' assets.

1525042 ONTARIO LIMITED                   ELECTRONIC DATA SYSTEMS CORPORATION

By:/s/ James G Menzies                    By: /s/ Karen A. Blunden
   --------------------------------          -----------------------------------

Name:  James G. Menzies                   Name:  Karen A. Blunden
     ------------------------------            ---------------------------------

Title: President                          Title: Arg President
      -----------------------------             --------------------------------

Date:  April 29, 2002                     Date:  04.29.03
     ------------------------------             --------------------------------



                                          EDS INFORMATION SERVICES L.L.C.

                                          By: /s/ Karen A. Blunden
                                             -----------------------------------

                                          Name: Karen A. Blunden
                                               ---------------------------------

                                          Title: Arg President
                                                --------------------------------

                                          Date:  04.29.03
                                                --------------------------------